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                                                                      EXHIBIT 11

                                  MCLEOD, INC.

           COMPUTATION OF LOSS PER COMMON AND COMMON EQUIVALENT SHARE
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            THREE MONTHS ENDED               NINE MONTHS ENDED
                                                              SEPTEMBER 30,                    SEPTEMBER 30,
                                                      ------------------------------    -----------------------------
                                                          1996             1995            1996             1995
                                                      -------------    -------------    ------------     ------------
 Computation of weighted average number of
     common shares outstanding and common
     equivalent shares:
 Common shares, Class A, outstanding at the
     beginning of the period                                16,410           14,478            16,387         14,456
 Common shares, Class B, outstanding at the
     beginning of the period                                15,626            7,670            15,626          7,670
 Weighted average number of shares issued during
     the period (B)                                         14,197             ----             5,806           ----
 Weighted average number of shares reissued from
     the treasury during the period                           ----             ----              ----             22
 Common equivalent shares attributable to stock
     options granted (A)                                      ----            5,019             3,346          5,019
 Common stock issued (B)                                      ----            9,888                23          9,888
 Weighted average number of common shares and
     common equivalent shares
                                                      -------------    -------------    --------------   ------------
                                                            46,233           37,055            41,188         37,055
                                                      =============    =============    ==============   ============
 Net loss                                                  $(4,535)         $(2,442)         $(13,418)       $(8,164)
                                                      =============    =============    ==============   ============
 Loss per common and common equivalent share               $ (0.10)         $ (0.07)         $  (0.33)       $ (0.22)
                                                      =============    =============    ==============   ============

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(A)  All stock options are anti-dilutive, however, pursuant to Securities and
     Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), stock options granted with exercise prices below the assumed initial offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement filed in connection with the Company's initial public offering have been included in the calculation of common stock equivalent shares as if they were outstanding for all periods through June 30, 1996, the quarter in which the initial public offering was completed.

(B) All stock issued during the year ended December 31, 1995 was within the twelve-month period discussed in (A) above. As a result, the shares issued at prices below the assumed initial public offering price during this period have been included in the calculation as if they were outstanding for all periods presented. For the three months ended September 30, 1996, and the nine months ended September 30, 1996, the shares of Class A common stock and Class B common stock issued during the year ended December 31, 1995 are shown as shares outstanding at the beginning of the period.





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